Exhibit 3.1

ARTICLES OF AMENDMENT

OF

SNYDER’S-LANCE, INC.

The undersigned Corporation hereby submits these Articles of Amendment for the purpose of amending its Restated Articles of Incorporation:

1. The name of the Corporation is SNYDER’S-LANCE, INC.

2. The following amendment to the Restated Charter of the Corporation was adopted by its stockholders on May 3, 2013 in the manner prescribed by law, by deleting in its entirety Paragraph 4 and replacing it with the following:

4. The number of shares the Corporation is authorized to issue is 115,000,000 divided into shares as follows:

(a) 5,000,000 shares of Preferred Stock with a par value of $1 per share, with the Preferred Stock to be issued in such series and with such preferences, limitations and relative rights as shall be determined from time to time by the Board of Directors; and

(b) 110,000,000 shares of Common Stock with a par value of $.83-1/3 per share.

3. There will be no exchange, reclassification or cancellation of issued shares.

4. These Articles of Amendment will be effective upon filing.

This the 3rd day of May, 2013.

SNYDER’S-LANCE, INC.

By	/s/ Rick D. Puckett
Rick D. Puckett
Executive Vice President